Exhibit 10.2

January 2, 2006

Richard A. Aurelio

460 Indian Springs Road

Jackson, Wyoming 83001

Dear Dick:

This letter summarizes the terms of your retirement as an employee of Varian Semiconductor Equipment Associates, Inc. (“VSEA”), and your continuing role as Non-Executive Chairman (“Chairman”) of VSEA’s board of directors.

1. Role; Title. Effective as of January 3, 2006, VSEA’s board of directors has elected you to serve as its chairman, with the title Non-Executive Chairman.

2. Consulting Services. In addition to your service as VSEA’s Chairman, you have agreed to provide, without additional compensation, up to a maximum of 125 hours of such consulting and advisory services to VSEA as may be reasonably requested from time to time by VSEA’s chief executive officer.

3. Term. This agreement shall commence on January 3, 2006, and end on December 31, 2006 (the “Term”), except that paragraphs 5 and 6 shall be effective on January 2, 2006. Good faith extension of this Agreement shall be discussed at each November meeting of the board of directors or such other time as may be agreed upon by all of the directors.

4. Compensation. In consideration for your service as VSEA’s Chairman during the Term, VSEA shall pay you $200,000, paid periodically during this Term in the same intervals as VSEA’s payroll practices. For clarity, it is understood, that any additional terms will be paid at the same $200k/year. The compensation described in this paragraph 4 shall be in lieu of any annual retainer to which members of VSEA’s board of directors (including any committee thereof) are entitled, but shall not be in lieu of any per diem or similar per meeting or daily fees to which members of VSEA’s board of directors (including any committee thereof) are entitled.

5. Restricted Stock. You shall be granted a one time grant of 30,000 shares of restricted stock on January 2, 2006 pursuant to one of VSEA’s stock incentive plans. Such shares of restricted stock shall be immediately vested, and VSEA shall pay on your behalf the purchase price required to be paid upon the issuance of such shares of restricted stock.

6. Stock Options. You agree that the restricted stock granted pursuant to paragraph 5 shall be the sole stock award that you will receive during this Term. Accordingly, you hereby waive any right to receive any other stock award pursuant to any of VSEA’s stock incentive plans (including, without limitation, pursuant to Section 9 of VSEA’s Amended and Restated Omnibus Stock Plan) during this Term. Beginning January 1, 2007 (if you continue to be a non-employee director of VSEA on such date) and for as long thereafter as you serve as a non-employee director of VSEA, you shall be entitled to any stock award that is granted generally to VSEA’s non-employee directors. For the avoidance of doubt, you shall not, during the Term or at any time thereafter, be entitled to any stock awards that are made only to non-employee directors upon their initial appointment or election. It is understood that the annual stock award currently expected to be granted by VSEA to you and other non-employee directors (other than any non-employee directors who are newly appointed or elected) during the 2007 calendar year is a fully-vested stock option to acquire 6,000 shares of VSEA’s common stock, with a term of eight years and an exercise price equal to the fair market value (as determined by VSEA’s board of directors) on the date of grant, all in accordance with VSEA’s applicable stock incentive plan.

7. Automobile. On January 3, 2006, title to the car made available for your use under VSEA’s executive car program shall be transferred to you, without the requirement of payment of any consideration by you.

8. Other Retirement Benefits. You shall be entitled to receive all benefits from time to time made available to VSEA’s retired executive officers, including without limitation (and only to the extent it continues to be offered by VSEA) the right to purchase health insurance through VSEA (without any contribution by VSEA).

9. Expenses. VSEA shall reimburse you for all reasonable travel and other expenses incurred or paid by you in connection with your service as VSEA’s Chairman, your role as a member of VSEA’s board of directors (or any committee thereof), or the consulting and advisory services described in paragraph 2, in accordance with VSEA’s expenses policies and procedures.

10. Noncompetition. During the Term and for one year thereafter, you agree that you will not, directly or indirectly, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by VSEA.

11. Nonsolicitation. During the Term and for one year thereafter, you agree that you will not, directly or indirectly, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by you to solicit, any employee of VSEA to leave the employ of VSEA, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by you to solicit for employment, hire or engage as an independent contractor, any person who was employed by VSEA at any time during the Term; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with VSEA has been terminated.

12. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any restriction set forth in paragraph 10 or 11 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

13. Equitable Remedies. The restrictions contained in paragraphs 10 and 11 are necessary for the protection of VSEA’s business and goodwill and are considered by you to be reasonable for such purpose. You agree that any breach of paragraphs 10 or 11 is likely to cause VSEA substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that VSEA, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of paragraphs 10 and 11 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

14. Entire Agreement. This letter agreement is the entire agreement between you and VSEA relating to the subject matter hereof, and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof. For the avoidance of doubt, as of January 3, 2006, (i) the Change in Control Agreement between you and VSEA shall be terminated and (ii) the Employee Innovation and Proprietary Information Agreement between you and VSEA shall not be terminated pursuant to this paragraph 14, but shall continue in full force and effect in accordance with its terms.

15. Miscellaneous. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to any conflicts of laws provisions that would cause the application of the laws of any other jurisdiction). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and you and VSEA each consent to the jurisdiction of such a court. You and VSEA each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. This letter agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, VSEA may be merged or which may succeed to VSEA’s assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

Very truly yours, VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:	/S/ ELIZABETH E. TALLETT
Name:	Elizabeth E. Tallett
Title:	Chair, Compensation Committee

AGREED:

/S/ RICHARD A. AURELIO
Richard A. Aurelio